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Randgold Resources Limited
Incorporated in Jersey, Channel Islands o Reg. No. 62686
LSE Trading Symbol: RRS o Nasdaq Trading Symbol: GOLD


RANDGOLD RESOURCES ADR RATIO CHANGE


Randgold Resources Limited - ADR Ratio Change
Current Ratio: 1 ADR : 2 Ordinary Shares
New Ratio: 1 ADR : 1 Ordinary Share
Effective Date: 10 March 2003
Record Date: 7 March 2003

Randgold Resources Limited today announces that, effective Monday 10 March, 2003 (the "effective date"), it will change the current ratio on its ADRs from one
(1) ADR equals two (2) Ordinary Shares to one (1) ADR representing one (1) Ordinary Share. The main purpose of the ratio change is to create further liquidity and enhance marketability of the ADRs without diluting current holders.
As a result of the ratio change, ADR holders of record on Friday 7 March, 2003 will automatically receive, on the effective date, one (1) additional ADR for every one (1) ADR held. Existing ADRs will continue to be valid and will not have to be exchanged. This ratio change will not affect holders of the company's ordinary shares.


Enquiries:


Randgold Resources:
Mark Bristow   +44-7797-752288
David Haddon   +27-11-309-6043


Bank of New York:
Slawek Soltowski +1 212 815 3503